As filed with the Securities and Exchange Commission on December 18, 2012

Registration No. 333-184258

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Amendment No. 2)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SERVICE TEAM INC.
(Exact name of registrant as specified in its charter)

Nevada	7600	61-1653214
(State or jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Carlos Arreola
18482 Park Villa Place
Villa Park, California 92861
Voice:  (855) 830-8111    Fax:  (858) 429-7665
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

PARACORP INCORPORATED
318 N. Carson Street, #208
Carson City, Nevada 89701
Voice:  (888) 972-7273     Fax:  (888) 886-7168
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
Dennis Brovarone, Esq.
18 Mountain Laurel Drive
Littleton, Colorado 80127
Voice:  (303) 466-4092      Fax:  (303) 466-4826

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐
Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering	Amount of Registration Fee
Common Stock par value $0.001	5,000,000	$1.00	$5,000,000	$573.00 **
Total

**Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING TO PURSUANT TO SUCH SECTION 8 (a) MAY DETERMINE.

i

Subject to Completion, Dated December 18, 2012

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SERVICE TEAM INC.

5,000,000 SHARES OF OUR COMMON STOCK

This prospectus relates to the sale of up to 5,000,000 shares of common stock of SERVICE TEAM INC. by Service Team at $1.00 per share for a total amount of $5,000,000.  We estimate net proceeds to be $4,970,000 for the total offering.  All costs associated with this registration will be borne by Service Team. We usually refer to SERVICE TEAM INC. as Service Team.

Our common stock is listed on the OTC-BB under the symbol SVTE.  Common stock being registered in this Registration Statement may be sold by the Company at a fixed price of $1.00 per share.   The offering price may not reflect the market price of our shares after the offering. The shares will be offered and sold by our officers and directors without any discounts or other commissions on a best efforts basis. The proceeds of this Offering will not be deposited into an escrow account and there is no minimum subscription that must be reached before the Company can utilize the net proceeds of each subscription as such subscription is received and accepted by the Company.   Therefore, funds will become immediately available to the Company.   If we choose to sell our shares through broker/dealers, we will file a post effective amendment to this Registration Statement to identify the broker/dealers.

This Offering will terminate in 180 days from the date of this Prospectus.  Service Team can extend the offering for an additional 180 days at its sole discretion.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Act of 1934.  Brokers/Dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks.  Moreover, brokers/dealers are required to determine whether an investment in a penny stock is suitable investment for a prospective investor.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.  SEE  “RISK FACTORS” BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 18, 2012.

AVAILABLE INFORMATION

We are subject to the reporting requirements of the Securities and Exchange Commission.  We have filed with the Commission quarterly reports and a Registration Statement on Form S-1 under the Securities Act with respect to the shares offered hereby.  This prospectus does not contain all of the information set forth in the Registration Statement and the Exhibits and Schedules thereto.  For further information with respect to our Securities and to us you should review the Registration Statement and the Exhibits and Schedules thereto.

You can inspect the Registration Statement and the Exhibits and Schedules thereto filed with the Commission, without charge, in our files in the Commission’s public reference room at 100 F Street N.E., Room 1580,Washington, D.C. 20459.  You can also obtain copies of these materials at prescribed rates.  You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  The Commission maintains a web site on the internet that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov

REPORTS TO SECURITY HOLDER

As a result of the Registration Statement we are subject to the reporting requirements of the Federal Securities Law, and are required to file periodic reports and other information with the SEC.  We will furnish our security holder with annual reports containing audited financial statements certified by independent public accountants following the end of each fiscal year and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.

PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements, and notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our financial statements and notes to the financial statements, before making an investment in Service Team.

 OUR COMPANY

Service Team Inc. provides service and repair on electrical appliances, primarily televisions, to fulfill the warranty obligations of manufacturers and warranty insurance companies.  Service Team has developed a system of shipping containers to warranty claimants and having the television or other electrical appliances, such as video recorders, laptop computers and cell phones, shipped to Service Team’s repair center in San Diego, California.  Service Team then repairs or replaces the television or other electrical appliance and returns it to the owner.  Service Team Inc. has also contracted with Service Power Inc. to provide repair services to our customers at their more than 20,000 locations in the United States and Canada.    Our customers are major manufacturers of televisions or other electrical appliances, or warranty insurance companies that are insuring the warranty of the television or electrical appliance. Our long term Business Plan is to continue  developing our service and repair operations.  Despite our limited operations to date, we are not a shell company and do not intend to merge with, or sell the company to, a private operating company in a reverse merger transaction.

EMERGING GROWTH COMPANY

We are an Emerging Growth Company as defined in the Jump Start Our Business Start Ups Act.

We shall continue to be deemed an emerging growth company until the earliest of:
(a)
The last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000. (As such amount is indexed for inflation every five years by the Commission to reflect the change in the Consumer Price Index for all urban consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000 or more;

(b)
The last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective Registration Statement under this title.

(c)	The date on which such issuer has during the previous three year period issued more than $1,000,000,000 in non-convertible debt; or
(d)	The date on which such issuer is deemed to be a “large accelerated filer,” as defined in Section 240.12b-2 of Title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404 (b) of Sarbanes Oxley.  Section 404 (b) requires that the registered accounting firm shall in the same report, attest to and report on the assessment on the effectiveness of the internal control structures and procedures for financial reporting.  This has no impact to the application of Section 404 (a) of the Sarbanes Oxley Act of 2002.

As an emerging growth company we are exempt from Section 14A and B of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107 (b) of the Act.  As a result we are  subject to the same new and revised reporting standards as other companies that are not emerging growth companies which will,  in all likelihood increase our auditing fees.  Also, our decision to opt out does not affect our ability to rely upon the scaled disclosure requrements afforded emerging growth companies.

RISK FACTORS

Service Team Inc. is a new start-up company with no operating history.  Operations to date have been primarily getting set up to do business.  There is no history of profitable operations.  Service Team Inc. does not have adequate capital to develop its business plan.  It must raise additional capital in the public market by selling its securities.

SELECTED FINANCIAL HIGHLIGHTS

The following table provides summary Financial Statement data from the inception to the period ending August 31, 2012, which has been derived from our audited Financial Statements.  The results of operations for this relatively short period of operation are not necessarily indicative of the results to be expected for any future accounting period.  The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”  Our Financial Statements and the related notes are included in this prospectus.

June 6, 2011
(Inception) to
August 31, 2012
Net sales/operating revenues:	$71,336

Income (loss) from continuing operations:	$(374,554)

Income (loss) from continuing operations per common share:	(0.07)

Total assets:	$71,621

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Possible Security Violation

Certain private placements of our shares after the initial filing date of our S-1 Registration (11/27/11) placed the legal basis for offering the private placement shares into question.  We have offered the private placement shareholders rescission of their private placement purchases.  Our rescission offer covers thirty four shareholders for a total of 957,500 shares originally sold for $95,750.  We have reserved cash for the rescission offer which reduces our working capital and increases our dependence on the proceeds of the shares being offered by this prospectus.

We will require additional capital in order to achieve commercial success and, if necessary, to finance future losses from operations as we endeavor to build revenue.

We do not have any commitments to obtain such capital and we cannot assure you that we will be able to obtain adequate capital as and when required.   The service business is labor and capital intensive and the level of operations obtainable by a service company is directly linked and limited by the amount of available capital.  Although we have some cash resources on hand at this time we believe that our ability to achieve commercial success and our continued growth will be dependent on our continued access to capital either through the additional sale of our equity or debt securities, bank lines of credit, projected financing or cash generated from our operations. We have projected that if we raise one million dollars, or 20% of this offering, we will achieve commercial success or break-even cash flow and profitable operations.  If we raise two and one-half million dollars, or 50% of the offering, we will be able to expand to other geographic locations thereby reducing our shipping costs.  If we raise the full five million dollars, or 100% of the offering, we will be able to acquire other companies doing a similar business in other parts of the country.   We will seek to obtain additional working capital through the sale of our securities.  However, we have no agreements or understandings with any third parties at this time for our receipt of additional working capital.  Consequently, there can be no assurance that we will be able to obtain continued access to capital as and when needed or, if so, that the terms of any available financing will be subject to commercially, reasonable terms.

We do not have significant operating history and, as a result, there is a limited amount of information about us on which to make an investment decision.

We have a limited history of operations and we may not be successful in our efforts to grow our business and to earn revenues.  Our business and prospectus must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of operation.  As a result, management may be unable to adjust its spending in a timely manner to compensate for any unexpected revenue shortfall.  This inability could cause net losses in a given period to be greater than expected.  An investment in our securities represents significant risk and you may lose all or part of your entire investment. While our management has significant experience in the service and repair business, our company has minimal prior experience in the service and repair industry.  Accordingly, there is little history upon which to judge our current operations.

We have limited management and staff and will be dependent for the foreseeable future upon consultants.

 At the present time, we have three employees, including our executive officer.   We intend to use the services of independent consultants and contractors to perform various professional services including data processing, legal, accounting and tax services.   We believe that by limiting our management and employees we may be better able to control costs and retain flexibility in developing our company.  Our dependence on third party consultants, data processing, legal and accounting personnel creates a number of risks including, but not limited to, (a) the possibility that such third parties may not be available to us when needed and (b) the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

Our business is subject to risks associated with sourcing and manufacturing overseas.

We import large quantities of finished goods and component parts.  Substantially all of our import operations are subject to customs requirements and to tariffs and quotas set by governments through mutual agreements, bilateral actions or, in some cases, unilateral actions.  In addition, the countries in which our products and materials are manufactured or imported made from time to time impose additional quotas, duties, tariffs or other restrictions on its imports (including restrictions on manufacturing may increase our cost of goods sold).  Adverse changes in these import costs and restrictions, or our suppliers’ failure to comply with customs regulations or similar laws, could harm our business.

Our ability to import products in a timely manner and cost effective manner may also be affected by conditions at ports or issues that otherwise affect transportation and warehousing providers, such as port and shipping capacity, labor disputes, severe weather or increased homeland security requirements in the U.S. and other countries.  These issues could delay importation of products or require us to locate alternative ports or warehousing providers to avoid disruption to customers.   These alternatives may not be available on short notice or could result in higher transit costs which could have an adverse impact on our business and financial condition.

We are dependent upon others in the normal conduct of our business.

Service Team Inc.  is dependent upon common carrier shipping companies such as FedEx and United Parcel Services to bring electric appliances that require repair to our repair center.   The availability of shipping these products at a competitive price is necessary for Service Team Inc. to be successful.

We are dependent on Service Power Inc. to perform warranty repairs in many locations in the United States and Canada.

Service Team Inc. has contracted with Service Power Inc. an electrical appliance repair company with more than 20,000 field repair persons in the United States and Canada to assist in repair services.     Service Team Inc.  is dependent on the continuous relationship with Service Power Inc. to maintain repair capability in the many of the communities in the United States and Canada.

If Service Power Inc. were unable to perform the repair services or elected to discontinue doing repair services, it would adversely affect Service Team Inc.’s ability to continue in business.

Technology changes may eliminate the need for warranty repairs.

Televisions consist of six major components, each of which has its own repair and maintenance problems.  Technology over the next few years may combine these components into a single solid state component that cannot be repaired.  A computer chip is a good example of this.  Electronic devices used in military aircraft already have this technology.  At the present time, it is not cost effective for consumer electronics.  If this becomes cost effective, it could eliminate the need for warranty repairs.

Large Customers May Create Their Own Warranty Repair Centers.

Large customers, such as Sony, have created their own warranty repair centers in the United States.  Other companies and warranty insurance companies may create repair centers that would reduce the business available to our Company.

Our industry is highly competitive which may adversely affect our performance including our ability to acquire customers.

We work in a highly competitive environment. According to the Consumer Electronics Association, there are over 70 warranty insurance companies in the United States.  We have to sell our ability to these companies to do their warranty work. There are other companies doing warranty repairs that have financial and other resources substantially greater than ours.  We cannot assure you that we will be able to acquire the necessary customers to make our company successful.

Our proposed service and repair operations will be subject to various federal, state and local regulations that will materially affect our operations.

Matters regulated will include permits for premises, consumer protection regulations, labor regulations, and disposal regulations.    While we believe we will be able to substantially comply with all of the applicable laws and regulations, the requirements of such laws and regulations are frequently changed.  We cannot predict the ultimate cost of compliance with these requirements or their affect on actual operations.

If we lose our key personnel, our business and prospects may be adversely affected since we rely on certain key personnel to manage our business.

Service Team, in order to successfully implement its growth plans, is dependent upon its current Board of Directors, which includes Carlos Arreola and Robert L. Cashman.   The loss of Carlos Arreola and/or Robert L. Cashman could have a material adverse effect upon Service Team’s business prospects.    Service Team will depend heavily on its management team to effectively implement the services it offers. There can be no assurance that if a change in management occurs, that management will be able to successfully achieve the goals established herein by Service Team.

Our expenses may exceed our expectations.

From our inception (June 6, 2011) to August 31, 2012, a fifteen  month period, we incurred a loss of $374,554. This loss resulted primarily from the organization of the company and moving into a facility.  The set-up costs and improvements in the facility were primary factors in our operating loss.  If our revenue growth is slower than we anticipate or our operating expenses may exceed our expectations it may take an unforeseen period of time to achieve or sustain profitability or we may never achieve or sustain profitability.

We are selling this Offering without an underwriter and may be unable to sell any shares.

This Offering is self underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares through our Directors and Officers, who will receive no commissions or other remunerations from any sales made hereunder.  They will offer the shares to friends, family members and business associates; however, there is no guarantee that they will be able to sell any of the shares. Unless they are successful in selling at least 25% of the shares and we receive the proceeds from the sale, we may have to seek alternative financing to implement our Business Plan.

Investors in our common stock will pay a price that substantially exceeds the value of our assets after subtracting our liabilities.

The net tangible book value of our common stock on August 31, 2012, was $(0.011) per share based on 7,707,500 shares outstanding.  Our investors will experience an immediate dilution of 99%.

Investors will contribute 99% of the total amount of capital contribution in the Company but will own only purchase 45% of the outstanding capital stock and 45% of the voting rights.

Our offering price is arbitrarily determined and is unrelated to any measure of value, actual income or assets.

We arbitrarily determined our offering price of $1.00 per share. It is not based upon an independent assessment of the value of our shares and should not be considered as such.

We have no minimum offering amount and therefore may not receive any substantial offering proceeds to carry out our Business Plan.

Since we have no minimum offering amount, an investor could receive shares but we may not sell enough shares to receive and apply any substantial net offering proceeds as described in Use of Proceeds. As a result of the no minimum offering amount, we are at risk of not being able to successfully carry out our Business Plan.

Management owns enough stock to control Service Team which places investors at risk of not being able to affect management decisions.

Management owns 5,500,000 shares of common stock that is entitled to one (1) vote per share. Upon the consummation of this Offering, the officers and directors of Service Team will beneficially own more than 54% of the voting rights.   It is anticipated that these individuals will be in a position to control the outcome of all matters requiring shareholder or board approval, including the election of directors. Such influence and control is likely to continue for the foreseeable future and significantly diminishes control and influence, which future shareholders may have on Service Team.   See Securities Ownership of Management.

Service Team could issue additional stock which could reduce the value of your investment.

The holders of common stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if Service Team  were to elect to sell additional shares of common stock, or securities convertible into or exercisable to purchase shares of common stock following this Offering, persons acquiring common stock in this Offering would have no right to purchase additional shares and, as a result, their percentage equity interest in Service Team  would be diluted. See Description of Securities.

Securities and Exchange Commission rules concerning sales of low-priced securities may hinder re-sales of our common stock.

The Securities might be subject to the low-priced security or so-called penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities. For any transaction involving a penny stock the rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally monthly statements must be sent disclosing recent price information for the penny stocks held in the customer’s account. In the event the Securities are characterized as a penny stock, the market liquidity for the Securities could be severely affected. In such an event, the regulations relating to penny stocks could limit the ability of broker-dealers to sell the Securities and, thus, the ability of purchasers in this offering to sell their Securities in the secondary market.

Our securities are listed on the over-the-counter-bulletin board (OTC-BB); however, there is little trading activity.   There is no assurance that they will be actively trading on a securities market after this Offering.

The Company filed an Application with the Federal Investment Regulatory Agency (FINRA) for the stock to be listed  on the OTC Bulletin Board. The application has been approved and the company has been assigned a listing  symbol of SVTE. . The offering price may not reflect the market price of our shares after the offering.  Regulators may not permit our investors to sell securities when and in the manner that they wish because there are no automated systems for negotiating trades on the Over-the-Counter Market.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

Financial Industry Regulartory Authority (FINRA) sales practice requirements may also limit your ability to buy and sell our stock which could depress our share price.

FINRA rules require that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our Common Stock which may limit your ability to buy and sell our stock and have an adverse affect on the market for our shares depressing our share price.

State Securities Laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this Prospectus.

If you purchase shares of our Common Stock sold pursuant to this Offering, you may not be able to resell the shares in a certain state unless and until the shares of our Common Stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state.  There can be no assurance that we will be successful in registering or qualifying our Common stock for secondary trading, or identifying an available exemption for secondary trading in our Common Stock in every state.

If we fail to register or qualify, for an exemption for secondary trading of, our Common Stock in any particular state, the shares of Common Stock could not be offered or sold to, or purchased by, a resident of that state.  In the event that a significant number of states refuse to permit secondary trading in our Common Stock, the marker for the Common Stock will be limited which could drive down the market price of our Common Stock and reduce the liquidity of the shares of our Common Stock and a stockholder’s ability to resell shares of our Common Stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of their investment.

We do not intend to pay dividends in the foreseeable future.   Any investment gains will have to come by appreciation in the stock price rather than dividends.

Service Team has paid no dividends to its stockholders and does not plan to pay dividends on its common stock in the foreseeable future. Service Team currently intends to retain any earnings to finance future growth. Investors may receive investment gains through appreciation of value of the stock in the public market.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or project,” or the negative of these words or other variations on these words or comparable terminology.

USE OF PROCEEDS

The following table sets forth management’s estimate of the allocation of net proceeds expected to be received from this offering. Actual expenditures may vary from these estimates. Pending such uses, we will invest the net proceeds in investment-grade, short-term, interest bearing securities. In the event that the entire offering is not sold, the proceeds received would be used for purchase of raw materials and component parts. Purchase of automated machine tools, marketing and increasing receivables and working capital would be deferred until funds were available.

	100% of the Offering or 5,000,000 shares sold	50% of the Offering or 2,500,000 shares sold	25% of the Offering or 1,250,000 shares sold
Total Proceeds	$5,000,000	$2,500,000	$1,250,000
Less:
Commission (1)	-	-	-

Offering expenses	$30,000	30,000	30,000

Net Proceeds	$4,970,000	$2,470,000	$1,220,000

Use of Net Proceeds
Purchase of test equipment, improvements in facilities & inventory:	$1,250,000	$1,000,000	$500,000

Additional Accounting & Admin. Expense:	100,000	100,000	75,000
Computers & Programming:	150,000	150,000	150,000
Increase in working capital: (2)	1,470,000	500,000	300,000
Funding for Acquisitions & Expansion	2,000,000	720,000	195,000
Total use of net proceeds:	$4,970,000	$2,470,000	$1,220,000

(1)     We plan to have our officers and directors offer and sell the shares. They will receive no discounts or commissions.

(2)     Working capital will be applied to support cash flow, payroll and as a reserve for unexpected expenses.

DILUTION

If you invest in our shares, your interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share after the offering. Dilution results from the fact that the per share offering price is substantially in excess of the book value per share attributable to the existing shareholders for our presently outstanding shares. The company has 7,707,500 shares outstanding.  Our net tangible book value attributable to shareholders as of August 31, 2012 was ($85,402) or approximately ($0.01) per share. Net tangible book value per ordinary share as of August 31, 2012 represents the amount of total tangible assets less goodwill, acquired intangible assets net and total liabilities, divided by the number of shares outstanding.

If the maximum offering is sold, we will have 12,466,500 shares outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after August 31, 2012 will be approximately $4,822,430 or $0.39 per share. This would result in dilution to investors in this offering of approximately $.61 per share or approximately 61% from the offering price of $1.00 per share. Net tangible book value per ordinary share would increase to the benefit of present stockholders by $0.388 per share attributable to the purchase of the shares by investors in this offering.

The following table sets forth the estimated net tangible book value per ordinary share after the offering and the dilution to persons purchasing shares based on the foregoing minimum and maximum offering assumptions.

Maximum Offering(1)
Assumed offering price per share	$1.00
Net tangible book value per share before the offering	$(0.01)
Increase per share attributable to payments by new investors	$0.39
Pro forma net tangible book value per share after the offering	$0.39
Dilution per share to new investors	$0.61

(1)	Assumes net proceeds from offering of 5,000,000 shares of $4,970,000.

PLAN OF DISTRIBUTION

Currently we plan to have our officers sell the common shares on a self-underwritten basis. They will receive no discounts or commissions. Our officers will deliver prospectuses to these individuals and to others who they believe might have interest in purchasing all or a part of this offering.

We may retain licensed broker/dealers to assist us in selling our shares, if we elect to do so , we will file a post effective amendment to this Registration Statement to identify the broker/dealers.

In order to buy shares you must complete and execute the Subscription Agreement and return it to us at 18482 Park Villa Place,  Villa Park, California 92861.  Payment of the purchase price must be made by check payable to the order of Service Team Inc. The check is to be delivered directly to Service Team Inc. at the above-mentioned address.

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Our officers will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

1.	The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,
2.	The person is not at the time of their participation, an associated person of a broker/dealer; and,
3.
The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be one of our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with broker/dealers. They have not nor will not participate in the sale of securities of any issuer more than once every twelve months. Only after the SEC declares our Registration Statement effective, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us as a possible investment in the offering.  We intend to sell our shares in the United States of America.

Penny Stock Rules / Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated there under. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the Federal Investment Regulatory Agency’s (FINRA) telephone number (301) 590-6500 for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares due to broker/dealer reluctance to undertake the above-described regulatory burdens.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws and is qualified in its entirety. The Articles of Incorporation and Bylaws have been filed as exhibits to the Registration Statement of which this prospectus is a part.

Service Team is authorized to issue a total of seventy-four million (74,000,000) shares of common stock $0.001 par value and one hundred thousand (100,000) shares of preferred stock $0.001 par value.   When issued, shares will be fully paid and non-assessable. To date, Service Team has issued no preferred shares and  seven  million seven hundred seven thousand five hundred (7,707,500) common shares.

Voting Rights: Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors.

Dividend Rights:  Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Liquidation Rights: Upon any liquidation, dissolution or winding up of Service Team , holders of shares of Common Stock are entitled to receive pro rata all of the assets of Service Team  available for distribution to shareholders after distributions are made to holders of Service Team ’s Preferred Stock.

Preemptive Rights: Holders of Common Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of Service Team.

Registrar & Transfer Agent: Holladay Stock Transfer, Inc., Holladay Business Plaza, 2939 North 67th Place, Scottsdale, Arizona 85251.   Phone (480) 481-3940, FAX (480) 481-3941.

Stock Options: Service Team Inc. has no stock option plan for its employees and has no current plans to develop one in the immediate future.

Warrants:  There are no outstanding warrants to purchase our securities.

Options:  There are no outstanding stock options to purchase our securities.

Miscellaneous Rights and Provisions:  Holders of our Common Stock have no preemptive rights. Upon our liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities. All outstanding shares of our Common Stock are, and the Common Stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.

Anti-Takeover Effects of Provisions of the Articles of Incorporation

The authorized but unissued shares of our Common Stock are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes, including, but not limited to, future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Service Team Inc. that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the desires of Service Team’s Board of Directors. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of Service Team by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is quoted   on the Over-the-Counter-Bulletin-Board (OTC-BB) using the symbol SVTE.  Pennaluna & Company, our sponsoring broker, will show  a quotation for a customer if the customer has cash in his account and wishes to buy our stock or has stock in his account and wishes to sell it.  They are making no attempt to act as a market maker at this time.   The Common Stock being registered in this Registration Statement may be sold by the Company at a fixed price of $1.00 per share or in transactions that are not in the public market at a fixed price of $1.00 per share.

LEGAL MATTERS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business; however, litigation is subject to inherent uncertainties and an adverse result in these, or other matters may arise from time to time, that may harm our business.  We are currently not aware of any such legal proceedings or claims that we believe will have a material, adverse affect on our business, financial condition or operating results.

Orbital Enterprises, Inc. and Robert N. Meyer, an individual, vs. Robert L. Cashman, an individual, Carlos Arreola, an individual, Hallmark Venture Group, Inc., Service Team Inc., a California corporation, et. al.  Superior Court, State of California, County of San Diego (Central), Case No. 37-2012-00101746-CU-BT-CTL.

The parties to this action were affiliated in business together doing business as Orbital Enterprises, Inc. Importi ng televisions from China     Orbital Enterprises, Inc. became insolvent and discontinued business operations. In March 1 2012 .  Meyer, the controlling shareholder, retained Orbital Enterprises, Inc. and Cashman and Arreola started what is now Service Team Inc. in June 2012.  Meyer does business as Orbital Enterprises, Inc. and Orbital Laboratories, Inc.  and Cashman and Arreola do business as Service Team Inc.

Approximately six months later the action referred to herein was filed against the defendants alleging:  (a) breach of fiduciary duty, (b) claim and delivery, (c) interference with economic advantage and (d) two claims for indemnification.

The defendants filed a motion to dismiss as their initial pleading.  The motion was heard and the court gave the parties until November 16, 2012, to correct the pleadings and for Orbital Enterprises, Inc. (whose authority to do business in California is suspended and its corporate charter in Nevada is revoked) to correct its corporate status in Nevada and California.  The case has been abated until November 16, 2012. Counsel for the defendants believes that the action is frivolous and without merit, and that it will be dismissed.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The financial statements as of and for the fiscal year ended August 31, 2012 and from June 6, 2011 (“inception”) to August 31, 2011, included in this prospectus and the Registration Statement have been audited by M&K CPAS, PLLC to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance in such report given upon the authority of said firm as experts in auditing and accounting.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DESCRIPTION OF BUSINESS

Service Team Inc. was incorporated under the laws of the state of Nevada on June 6, 2011.  Since that time we have been involved in acquiring equipment and personnel and starting the business of repairing televisions, video recorders, laptop computers and cell phones.

Service Team Inc. is a technology based start-up company specializing in the electronics service and repair industry.  The Company is principally involved in the maintenance and repair of television sets, video recorders, laptop computers and cell phones.   The Company operates a complete repair and service center at 2986 Fletcher Parkway.  Unit C,  El Cajon, California 92111.  The center is staffed with a call center, full-time technicians and a complete set of electronic testing equipment to repair televisions, video recorders, laptop computers and cell phones.  The Company also has the ability to repair circuit boards and other components of most electronic devices.

Service Team Inc has entered into an Agreement with Service Power Inc. to provide local service personnel in more  than 20,000 locations in the United Stated and Canada. Service Power Inc. a Great Britian based company has a world-wide network of electrical appliance repair persons.

Service Team Inc has developed computer software that equips a customer service representative to diagnose the problems of most televisions over the phone on the customers first call. The software directs the customer service representative to the local repairman that can make the necessary repairs and then orders the parts sent to the field repair man to go to the customer’s location and repair the appliance.  This propriety software was developed by Service Team Inc over the last year.

On television sets that cannot be repaired, Service Team removes the working parts and sells them as used parts to other repair centers.

The majority of electronic devices today such as television sets, video recorders, laptop computers and cell phones are produced in foreign countries, mostly Asia. In the Chinese Province of Guangdong (near Hong Kong) there are more than 40,000 manufacturers of electronic devices.  Only a few of these companies have a presence in the United States to fulfill the warranty requirements of American retailers.   Service Team is able to fulfill the warranty requirements of these foreign manufacturers so that they may sell their product in the United States.  In addition, there are warranty service companies selling additional warranties or extended warranties on televisions, video recorders, laptop computers and cell phones after the manufacturer’s warranties have expired.  Service Team will provide the actual repair required by these warranty insurance companies.

In addition to the large field force of Service Power Inc., Service Team has developed a procedure of shipping containers to warranty claimants and having the television or other electrical appliance such as video recorders, laptop computers and cell phones shipped to Service Team’s repair center in San Diego, California.  Service Team then repairs or replaces the television or other electrical appliance and returns it to the owner.

Service Team has a price list of services that sets forth a menu of charges for various repairs or replacements.  This price list is given to our customers when we start to do repairs for them.  We do not do business with individual customers.

Service Team is aggressively soliciting warranty insurance companies or electronic manufacturers in the United States and China that can use our services and, in turn, broaden our customer base.  Currently, one warranty insurance company, Warrantech, a division of AmTrust Financial Services, Inc., currently represents about 100% of Service Team’s business.   Service Team is currently in discussions with several electronic manufacturers in both the United States and China and a number of warranty insurance companies to acquire their repair business.  Service Team does not plan to repair products outside the United States and Canada.  The consumer electronics industry lists more than 70 warranty insurance firms in the United States and several thousand manufacturers of electronic devices that require warranty service.  Warrantech and its parent company, AmTrust Financial Services, Inc., represent approximately 15% of the total market.  We are currently doing only a small portion of AmTrust’s repair work.

Service Team has spent the bulk of its first year of business developing software, training its personnel, and acquiring more customers.  As Service Team acquires more customers, it will be necessary to increase the number of technicians.  Service Team currently has two technicians and it is anticipated that it will hire additional technicians as the demand requires.   Service Team also plans to acquire specialized equipment for the repair of the actual screen on flat screen televisions.  This equipment will enable Service Team to substantially increase its revenues on television repairing.

We have projected that if we raise one million dollars, or 20% of this offering, we will have the funds necessary to achieve commercial success, a break-even cash flow and profitable operations.   If we raise two and one-half million dollars, or 50% of the offering, we will be able to expand to other geographic locations thereby reducing our shipping costs.  If we raise the full five million dollars, or 100% of the offering, we will be able to acquire other companies doing a similar business in other parts of the United States.  A new influx of cash would only be required to fund a significant acquisition.  There is no material or product research and development planned in the future.  Research and development would only be required for equipment to repair products that are not yet in the public market.

Service Team is presently operating at a loss.  The organizational costs and starting sales have not produced enough revenue to cover the cost of operation.  The Company installed a diagnostic computer that could diagnose what is wrong with the television set and instruct the repairman what parts to replace.  The Company started using the new system in October, 2012, with about $4,000 in sales during the check-out of the new system.  The system is working and the Company is now able to significantly increase  its service calls.      We have the capacity with our present equipment and staff to process $90,000 per quarter additional revenue with a very little increase in cost.  The steps to make the Company profitable are to acquire additional customers/accounts to increase our sales volume.  We have verbal commitments with two new customers starting business with the Company in November , 2012.  This additional business would increase our revenues to approximately $20,000 per month which would cover our cost of operation on a monthly basis.  We are currently in discussions with more than a dozen other warranty companies or electronic manufacturers to acquire their warranty repair business in the year 2012 and 2013.

Description of Property

Service Team rents on a month to month basis 1,200 square feet of office space in a building at 18482 Park Villa Place, Villa Park, California  92861. The building is furnished for no charge by Hallmark Venture Group, a related party. The Company rents 550 square feet of shop space at 2986 Fletcher Parkway, Unit C,  El Cajon, California 92020. The Company pays a total of $1,500 per month for these spaces. The Company rents warehouse space as needed for $6.00 per month per pallet in a Bonded Customs Warehouse.  The Company leases office furniture, computer equipment, electronic testing equipment and other equipment used for the conduct of its business.  The lease is with Hallmark Venture Group, Inc. at a rate of $100 per month starting August 1, 2011, and is in force until canceled by either party.  Hallmark Venture Group, Inc. is a related party to Service Team Inc.

Service Team Inc. determined that it did not need the warehouse space located at 7121 Engineer Road, San Diego, California. All shipments coming from outside the United States must be stored in a bonded warehouse until cleared or released by U .S. Government agencies.  It is simpler and more cost effective to store inventory in the approved bonded warehouses. Service Team Inc. negotiated a settlement with Cairo Properties to pay Cairo $ 17,865, plus the deposit $4,320, or a total of $22,185 in return for canceling the lease effective June 1, 2012.

Market Price and Dividends of Registrants Common Securities

Our Common Stock is quoted   on the Over-the-Counter-Bulletin-Board (OTC-BB) using the symbol SVTE.  Pennaluna & Company, our sponsoring broker, will show  a quotation for a customer if the customer has cash in his account and wishes to buy our stock or has stock in his account and wishes to sell it.  They are making no attempt to act as a market maker at this time.   The Common Stock being registered in this Registration Statement may be sold by the Company at a fixed price of $1.00 per share or in transactions that are not in the public market at a fixed price of $1.00 per share.

The Company has never paid a dividend on its common stock and has no plans to do so in the future.  The Company has no equity compensation plans requiring the issuance of stock.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

Overview of Our Company

Service Team Inc. is a technology based company specializing in the electronics service and repair industry.  The Company is principally involved in the maintenance and repair of television sets and similar electronic devices.  The Company operates a complete repair and service center at 2986 Fletcher Parkway, Unit C,  El Cajon, California 92020.  The center is staffed with full-time technicians and a complete set of electronic testing equipment to repair televisions.  The Company also has the ability to repair circuit boards and other components of most electronic devices. Currently one warranty insurance company, Warrantech , a division of AmTrust Financial Services, Inc. represents about 100% of Service Team’s business.  We do not have any written or oral agreement with Warrantech.  We have provided Warrantech  with our price list and the only contractual obligations are with respect to repair orders  submitted to us by Warrantech.  Warrantech may cease to use our services at any time without notice. We anticipate starting to do business with a new account in the month of October 2012. This new account is a Chinese manufacturer, Novea Group Limited located in Hong Kong China. We have received the blueprints and the required testing equipment to fulfill  the warranty requirements on their products. As with Warrantech we do not have any written or oral agreements with Novea Group Limited. We have provided Novea with our price list and the only contractual obligation will be with respect to repair orders submitted to us. Novea may cease to use our services at any time without notice.

We have been in operation for more than 10 months. During that time we have completed more than 1,000 repairs at a current rate of approximately 25 each week

Our Strategy

Most electronic devices today are produced in foreign countries, mostly Asia. In the Chinese Province of Guangdong  (near Hong Kong) there are more than 40,000 manufacturers of electronic devices.  Only a few of these companies have a presence in the United States to fulfill the warranty requirements of American retailers.   Service Team is able to fulfill the warranty requirements of these foreign manufacturers so that they may sell their product in the United States.  In addition, there are warranty service companies selling additional warranties or extended warranties on televisions, video recorders, laptop computers and cell phones after the manufacturer’s warranties have expired.  Service Team will provide the actual repair required by these warranty insurance companies.

Service Team Inc. has entered into an Agreement with Service Power Inc., a Great Britain based public company that has a worldwide network of electrical appliance repair facilities.  Service Power has more than 20,000 locations that provide local repair service in the United States and Canada.

Service Team Inc. has developed computer software that equips a customer service reprehensive to diagnose the problems of most televisions over the phone on the customer’s first call. The software directs the customer service representative to the local repairman that can make the necessary repairs and then orders the parts sent to the field repair man to go to the customer’s location and repair the appliance.  This unique software was developed by Service Team, Inc. over the last year.

In addition to the large field force of Service Power Inc., Service Team has developed a procedure of shipping containers to warranty claimants and having the television or other electrical appliance shipped to Service Team’s repair center in San Diego, California.  Service Team then repairs or replaces the television or other electrical appliance and returns it to the owner.  This will allow the Company to expand into areas that are not serviced by Power Team repair personnel.

Service Team has a price list of services that sets forth a menu of charges for various repairs or replacements.  This price list is given to our customers when we start to do repairs for them.  We do not do business with individual customers.

Service Team is aggressively soliciting warranty insurance companies or electronic manufacturers in the United States and China that can use our services and, in turn, broaden our customer base.  Currently, one warranty insurance company, Warrantech, a division of AmTrust Financial Services, Inc., currently represents about 100% of Service Team’s business.   Service Team is currently in discussions with several electronic manufacturers in both the United States and China and a number of warranty insurance companies to acquire their repair business.  Service Team does not plan to repair products outside the United States and Canada.  The consumer electronics industry lists more than 70 warranty insurance firms in the United States and several thousand manufacturers of electronic devices that require warranty service.  Warrantech and its parent company, AmTrust Financial Services, Inc., represents approximately 15% of the total market.  We are currently doing only a small portion of AmTrust’s repair work.

Service Team has spent the bulk of its first year of business developing software, training its personnel, and acquiring more customers.  As Service Team acquires more customers, it will be necessary to increase the number of technicians.  Service Team currently has two technicians and it is anticipated that it will hire additional technicians as the demand requires.   Service Team also plans to acquire specialized equipment for the repair of the actual screen on flat screen televisions.  This equipment will enable Service Team to substantially increase its revenues on television repairing.

Financial Condition

As of August 31, 2012, we had assets of $71,621 including current assets of $71,621.  During the period from inception to August 31, 2012 we also received additional income from sales of approximately $71,336.  Sales increased from $6,450 for the period ended August 31, 2011 to $64,886 for the twelve month period ended August  31, 2012. We have no long term debt and no accounts payable. Our shareholder, Hallmark Venture Group, Inc., is owed $106,764 and accrued payroll for employees during the organization period totals $50,259.  The amount owed Hallmark Venture Group, Inc. is funds advanced to pay our on-going expenses.   Hallmark Venture Group, Inc. is prepared to advance us additional funds as needed.  There is no firm payback date.  It is to be repaid when we have funds available for our loan agreement between Hallmark Venture Group, Inc. and Service Team, Inc..   Accrued payroll is for work performed by employees during the organizational stage of the Company.  There is no firm date which these are to be paid.  It is to be repaid when we have funds available.   We believe our ability to achieve commercial success and continued growth will be dependent upon our continued access to capital either through additional sale of our equity or cash generated from operations.  We will seek to obtain additional working capital through the sale of our securities.  We will attempt to obtain additional capital through bank lines of credit; however, we have no agreements or understandings with third parties at this time.

Service Team Inc. first received effectiveness of its S-1 Registration Statement to sell 5,000,000 shares of its Common Stock on February 29, 2012.  After receiving effectiveness, Service Team Inc. applied to the Financial Industry Regulatory Agency (FINRA) for quoting  on the OTC-BB.  The application for quoting  was approved and the Company was assigned the  symbol SVTE.  A condition of the approval required Service Team Inc. to terminate the Public Offering effective February 29, 2012.

During the organization of the Company in June 2011, the Company sold 6,750,000 shares to the organizers for $6,750.  From July 2011 to June 2012, the Company then sold 957,500 shares for $0.10 per share to friends and family of the organizers for a total of $95,750.  The Company sold 271,000 shares for a total of $271,000, pursuant to its effective public offering.   The Company filed a post-effective amendment to its S-1/A registration statement on September 4, 2012, removing the remaining unsold shares from registration.

Certain private placements of our shares after the initial filing date of our S-1 Registration November 27, 2011 placed the legal basis for offering the private placement shares into question..  We have offered these private placement shareholders rescission of their private placement purchases.  Our rescission offer covers thirty four shareholders for a total of 957,500 shares originally sold for $95,750.  We have reserved cash for the rescission offer which reduces our working capital and increases our dependence on the proceeds of the shares being offered by this prospectus.

Directors and Executive Officers

The following table sets forth the names of the members of the Company’s Board of Directors, Executive Officers, and the position with the Company held by each.

Name	Position
Carlos Arreola	President, Director, CEO
Robert L. Cashman	Vice President, Secretary, Director, CFO, CAO

Each director is elected to hold office for a one-year period or until the next annual meeting of shareholders and until his/her successor has been qualified and elected following the one-year of service. The Officers serve at the discretion of the Company’s directors.  There are no understandings between any of the directors or officers of the Company or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

Management’s Biographies

The following is a brief account of business experience for each director and executive officer of the Company.

CARLOS  ARREOLA, PRESIDENT, DIRECTOR, CHIEF EXECUTIVE OFFICER

Mr. Carlos Arreola, President of Service Team Inc., brings a wealth of experience in the repair and maintenance of televisions and similar appliances.  A brief summary of his work history is as follows:

1979-1986	RCA Corporation, worked as a repair technician on RCA’s televisions and similar small appliances.

1986-1992
General Electric Small Appliance Repair Division, RCA Corp Repair  Division was acquired by General Electric.  Mr. Arreola was employed by General Electric as a Supervisor in Small Appliance Repair and ultimately became the leader of the San Diego repair center.

1992-2008	General Electronics, Manager/Owner. Started his own television repair business in San Diego, California.

2008-2011	Orbital Enterprises, Inc. Mr. Arreola sold his company, General Electronics, to Orbital Enterprises, Inc. and became manager of the Service and Repair Department of Orbital Enterprises, Inc.

2011-Present
Service Team Inc.  Mr. Arreola became Chief Executive Officer of Service Team Inc., a new company organized by Mr. Arreola and Mr. Robert Cashman’s company, Hallmark Venture Group, Inc.  Mr. Arreola is responsible for all aspects of the company.

Mr. Arreola directs a crew of technicians repairing televisions and similar small appliances from Service Team Inc.’s facility in El Cajon, California. Mr. Arreola has received extensive training in the repair and maintenance of electronic devices. He has received a degree from the Electronic Technical Institute and has specialized training in digital micro processing from the General Electric Institute and Colman College.  Mr. Arreola also holds a theological degree from Christian Services Training Institution.

ROBERT L. CASHMAN-VICE PRESIDENT, SECRETARY, DIRECTOR, CHIEF FINANCIAL OFFICER, CHIEF ACCOUNTING OFFICER

Mr. Robert L. Cashman has a diverse background and brings a wealth of experience to the Service Team Inc. organization.  A brief outline of his employment background is as follows:

1956-1960	Management Trainee/Field Representative, Aetna Casualty & Surety Company (first job out of college). Worked in various departments in the insurance company.

1960-1972	President/Owner, Security Plus Life Insurance Company. Organized Security Plus Life Insurance Company. The company wrote credit life and disability insurance on various types of loans.

1972-1982	ITT Corporation. Sold Security Plus Life Insurance Company to ITT and worked for ITT in their Acquisition Department involved in numerous acquisitions and public offerings.

1982-1992	President/Owner, Pacific Envelope Company. Manufacturer and printer of envelopes and publisher of weekly newspapers. Sold the company in 1992.

1992-2005	President, Owner, Charleston Group. Business consulting firm. Consulting on all types of business issues.

2005-Present	President, Hallmark Venture Group, Inc. Business consulting and venture capital firm.

Mr. Cashman has received some prestigious awards from the business community including membership in the Young Presidents Organization, and the INC Magazine Hall of Fame.

Mr. Cashman has also received numerous awards for his continued involvement in civic activities including a member of the Orange County Airport Commission (24 years), operators of the John Wayne Airport, serving on the Governing Board of the local and national YMCA (12 years), and a long term involvement with the Boy Scouts of America on both the local and national basis.  He currently serves on the City of Anaheim’s Work Force Development Board, the city agency that allocates federal funding for educational programs in the city. Mr. Cashman served as an aviation officer (pilot) in the Korean War, owns and flies his own airplane and serves on the boards of several aviation organizations.  He is a graduate of the University of California, Los Angeles (UCLA).

Remuneration of Directors and Officers

Service Team Inc. has made no provisions for paying cash or non-cash compensation to its officers and directors.  No salaries are being paid at the present time to our officers and directors and none have been paid or owed from inception to date.

Legal Proceedings

The Company and our officers have become a party to a legal proceeding, please see Pending Lawsuit.

There are no judgments against us or our officers or directors. None of our officers or director has been convicted of a felony or misdemeanor relating to securities or performance in corporate office.

Principal Shareholders

The following table sets forth the beneficial ownership of common stock of the Company by the officers, directors and control persons, as a group, before this offering and after this offering, assuming the sale of all stock offered herein:

Present Ownership	Common Shares	Percent of Total Outstanding Before Offering	Percent of Total Outstanding After Offering
Hallmark Venture Group, Inc. **	5,000,000	65.0%	39.0%
Carlos Arreola	500,000	6.5%	4.0%
TOTAL OFFICERS, DIRECTORS AND CONTROL PERSONS	5,500,000	71.5%	43.0%

** Robert L. Cashman is a beneficial owner of Hallmark Venture Group, Inc.

Executive Compensation

The Company has no plans for compensating executives at this time.  All of the executives are officers or directors of the Company.

Employment Agreements

To date the Company has no employment agreements in effect with its officers or directors.

Compensation of Directors

We do not pay compensation to our directors for their services and for their attendance at meetings.  We will reimburse directors for reasonable expenses incurred during the course of their performance.

Stock Incentive Plan

At present we do not have a stock incentive plan in place.  We have not granted any options to our officers and directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of common stock of the Company by the officers and directors, as a group, before this offering and after this offering, assuming the sale of all stock offered herein:

Present Ownership	Common Shares	Percent of Total Outstanding Before Offering	Percent of Total Outstanding After Offering
Hallmark Venture Group, Inc. **	5,000,000	65%	39%
Carlos Arreola	500,000	6.5%	4%
TOTAL OFFICERS, DIRECTORS AND CONTROL PERSONS	5,500,000	71.5%	43%

** Robert L. Cashman is a beneficial owner of Hallmark Venture Group, Inc.

CORPORATE GOVERNANCE

Director Independence

At the present time, we have two directors who are both “insiders.”  Director, Carlos Arreola, also serves as President, CEO and Director, Robert L. Cashman, also serves as Vice President, Secretary, and Chief Financial Officer.  We are currently recruiting outside directors who have some knowledge of our business.  New directors are nominated by either of the present directors and voted on by the Board of Directors.  Each director is elected to hold office for a one year period or until the next Annual Meeting of Shareholders and until his/her successor has been qualified and elected following the one year of service.  We have not adopted a formal code of ethics as we only have two officers and directors and will adopt a code of ethics when we have appointed independent directors.  The Officers serve at the discretion of the Company’s directors.  There are no understandings between any of the directors or officers of the Company or any other person pursuant to which any officer or director was or is to be selected as an officer or director.  Robert L. Cashman serves as Chairman and Secretary of the Board.

Carlos Arreola, the Company’s Chief Executive Officer, serves as a member of the Board.

The Board of Directors has held three Special Directors’ Meetings since the inception of the Company.  All the directors attended all of the meetings.  It is a policy of the Company that all Board Members attend all Board Meetings and the Annual Meeting.

Committees

At the present time, the Board of Directors serves as an Audit Committee, Nominating Committee and Compensation Committee.  None of these committees have had any meetings since the inception of the Company.  It is planned that as we add independent Board Members we will activate these committees.

NOMINATING COMMITTEE:  Director Carlos Arreola and Director Robert L. Cashman participate in consideration of director nominees.  At the present time Service Team is too small to warrant a Nominating Committee.

AUDIT COMMITTEE:  Due to only having two directors, we do not have a separate Audit Committee or a Financial Expert as defined in Rule S-K, Rule 407.  The Board of Directors serves as the Audit Committee.

COMPENSATION COMMITTEE:   The Board of Directors acts as the Compensation Committee. The directors feel Service Team is too small to have a Compensation Committee at this time.  As additional directors are appointed, a formal Compensation Committee will be established.

SHAREHOLDER COMMUNICATIONS:  Shareholders may send written communicated on the Company’s web site:  www.Serviceteam.com

Transactions with Related Persons, Promoters and Certain Control Persons

On July 25, 2011, the Company entered into a Lease Agreement with Hallmark Venture Group, Inc. to lease furniture, office equipment, computers, work benches, test equipment, telephones, and miscellaneous equipment and tools used to repair televisions and electrical appliances.  The Lease calls for a payment of $100 per month for three years to Hallmark Venture Group, Inc. effective August 1, 2011.  The Company also has an Agreement with Hallmark Venture Group, Inc. to loan operating capital to the Company as needed until the Company is able to fund itself.    Robert L. Cashman, Vice President, Secretary, Director and Chief Financial Officer, is the beneficial owner of Hallmark Venture Group, Inc.

Commission’s Position on Indemnification on Securities Act Liabilities

We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breech of their fiduciary duty as directors, except for liability that cannot be eliminated under the Nevada General Corporation law.  Nevada law provides that the directors of a company will not be personally liable for monetary damages for breech of their fiduciary duty as directors, except for liabilities.

•	For any breech of their duty for loyalty to us or our security holders;
•	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	For unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the Nevada General Corporation law; or,
•	For any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Nevada General Corporation law, if our Board of Directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Service Team Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of Service Team Inc. (a development stage company) as of August 31, 2012 and 2011, and the related statements of operations, changes in shareholders' deficit, and cash flows for the year ended August 31, 2012 and the periods from June 6, 2011, (inception) through August 31, 2012 and 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Service Team Inc. as of August 31, 2012 and 2011, and the results of its operations, changes in shareholders' deficit and cash flows for the period described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas
November 13, 2012

SERVICE TEAM INC
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
AS OF AUGUST 31, 2011 AND AUGUST 31, 2012

	August 31,
	2012	2011
ASSETS
Cash	71,621	-
Accounts receivable	-	6,450
Total Current Assets	71,621	6,450

Deposits	-	4,320
Prepaid expenses	-	2,002
Total Non-Current Assets	-	6,322

TOTAL ASSETS	71,621	12,772

LIABILITIES & SHAREHOLDERS' (DEFICIT)
Accounts payable	-	3,387
Due Hallmark Venture Group Inc *	106,764	13,200
Accrued Payroll	50,259	18,155
TOTAL LIABILITIES	157,023	34,742

Common stock, $.001 par value, 74,000,000 authorized, 7,707,500 and 6,000,000 issued and outstanding as of August 31, 2012 and 2011, respectively.	7,708	6,000
Additional paid in capital	310,144	23,027
Subscriptions receivable	(28,700)	-
(Deficit) accumulated during development stage	(374,554)	(50,997)
TOTAL SHAREHOLDERS' (DEFICIT)	(85,402)	(21,970)

TOTAL LIABILITIES AND SHAREHOLDERS' (DEFICIT)	71,621	12,772

* Related Party

The accompanying notes are an integral part of these financial statements.

SERVICE TEAM INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE FISCAL YEAR ENDING AUGUST 31, 2012
AND FOR THE PERIODS FROM JUNE 6, 2011 (INCEPTION) TO AUGUST 31, 2011 AND 2012

	For the fiscal year ended August 31,	Inception to August 31,	Inception to August 31,
	2012	2011	2012
REVENUES
Sales	$64,886	$6,450	$71,336

OPERATING EXPENSES
Cost of sales	103,256	26,755	130,011
General & administrative expenses	278,611	30,692	309,303
Total Operating Expenses	381,867	57,447	439,314

LOSS FROM OPERATIONS	(316,981)	(50,997)	(367,978)

OTHER INCOME (EXPENSE)
Interest expense	(6,576)	-	(6,576)
Total Other Income (Expense)	(6,576)	-	(6,576)

NET INCOME (Loss)	$(323,557)	$(50,997)	$(374,554)

Weighted average number of common shares outstanding - basic and fully diluted	6,803,671	6,679,500

Net (loss) per share - basic and fully diluted	$(0.05)	$(0.02)

The accompanying notes are an integral part of these financial statements.

SERVICE TEAM INC.
(A DEVELOPMENT STAGE COMPANY)
Statement of Shareholders' Deficit
June 6, 2011 (Inception) to August 31, 2012

			Additional Paid In Capital	Subscriptions Receivable	Deficit Accumulated During Development Stage
	Common Stock
	Shares	Amount				Total
June 6, 2011 (Inception) Founders' Shares	6,000,000	$6,000	$-	$-	$-	$6,000
Contributed Capital	-	-	23,027	-	-	23,027
Net Loss	-	-	-	-	(50,997)	(50,997)
Balance, August 31, 2011	6,000,000	6,000	23,027	-	(50,997)	(21,970)

Imputed Interest on Related Party Debt	-	-	7,409	-	-	7,409
Imputed Rent Expense	-	-	2,000	-	-	2,000
Contributed Capital from Related Party	-	-	8,640	-	-	8,640
Shares Issued for Cash	1,580,500	1,581	138,525	-	-	140,106
Shares Issued for Subscription Receivable	127,000	127	28,573	(28,700)	-	-
Stock Based Compensation	-	-	101,970	-	-	101,970
Net Loss	-	-	-	-	(323,557)	(323,557)
Balance, August 31, 2012	7,707,500	$7,708	$310,144	$(28,700)	$(374,554)	$(85,402)

The accompanying notes are an integral part of these financial statements.

SERVICE TEAM, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE FISCAL YEAR ENDED AUGUST 31, 2012
AND FOR THE PERIODS FROM JUNE 6, 2011 (INCEPTION) TO AUGUST 31, 2011 AND 2012

	Fiscal Year Ended August 31,	Inception to August 31,	Inception to August 31,
	2012	2011	2012
CASH FLOWS FROM OPERATING ACTIVITIES

Net Loss	$(323,557)	$(50,997)	$(374,554)

Adjustments to reconcile net loss with cash used in operations:
Stock based compensation expense	101,970	-	101,970
Imputed rent expense	2,000	-	2,000
Imputed interest	7,409	-	7,409

CHANGE IN OPERATING ASSETS AND LIABILITIES

Accounts Receivable	6,450	(6,450)	-
Accrued Payroll	32,104	18,155	50,259
Deposits & Prepaid Expenses	6,322	(6,322)	-
Accounts Payable	(3,387)	3,387	-
Net Cash (Used in Operating Activities)	(170,689)	(42,227)	(212,916)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from sale of stock	140,106	6,106	146,106
Proceeds from loans with Hallmark Venture Group, Inc. *	93,564	13,200	106,764
Capital Contributions *	8,640	23,027	31,667
Net Cash Provided From Financing Activities	242,310	42,227	284,537

Net Increase (decrease) In Cash and Cash Equivalents	71,621	-	71,621

Cash at Beginning of Period	-	-	-

Cash at End of Period	$71,621	$-	$71,621

Supplemental Disclosures
Interest Paid	$-	$-	$-
Taxes Paid	$-	$-	$-

Non-cash transactions:
Shares issued for subscriptions receivable	$(28,700)	$-	$(28,700)

* Related Party

The accompanying notes are an integral part of these financial statements.

SERVICE TEAM, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
AUGUST 31, 2012

NOTE 1 - ORGANIZATION

Organization

Service Team Inc. (the “Company”) was incorporated pursuant to the laws of the State of Nevada on June 6, 2011.  The Company intends to commence business operations by servicing and repairing electrical appliances to fulfill the warranty obligations of manufacturers and insurance companies.  The Company is currently considered a development stage company. As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the cumulative Statements of Operation and Cash Flows from inception to the current Balance Sheet date.  An entity remains in the development stage until such a time as among other factors revenues have been realized.  To date, the development stage of the Company’s operations consist of developing the business model, marketing concepts and beginning sales efforts.

The Company has established a fiscal year end of August 31.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company maintains its accounting records on an accrual basis in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The financial statements present the Balance Sheet, Statements of Operations, Shareholders’ Deficit and Cash Flows of the Company. These financial statements are presented in United States dollars. The accompanying audited, financial statements have been prepared in accordance with the instructions to Form 10-K.  All adjustments which are, in the opinion of management, necessary for a fair presentation of the results of operations for the interim periods have been made and are of a recurring nature unless otherwise disclosed herein.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  Actual results could differ from those estimates.

Going Concern

The Company's financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America, and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has maintained a negative equity balance since inception (June 6, 2011) through August 31, 2012, of $374,554. The Company will be dependent upon the raising of additional capital through placement of our common stock in order to implement its business plan. There can be no assurance that the Company will be successful in order to continue as a going concern. The Company is funding its initial operations by issuing common shares and debt. As of August 31, 2012, the Company had sold 6,000,000 shares to Hallmark Venture Group, Inc. at $0.001 per share for net funds to the Company of $6,000 and received capital contributions of $31,667. The Company has also sold 1,707,500 shares to various individuals and received net funds of $140,106 and subscription receivables of $28,700. Hallmark Venture Group, Inc. has also loaned the Company $106,764.  The major shareholder, Hallmark Venture Group, Inc., has committed to advancing additional funds as may be required for the operation of the Company. We cannot be certain that capital will be provided when it is required.

Cash and Equivalents

Cash and equivalents include investments with initial maturities of three months or less. The Company maintains its cash balances at credit-worthy financial institutions that are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000. There were no cash equivalents at August 31, 2012 or August 31, 2011.

Concentration of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, are cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of FDIC insurance limits.

Accounts Receivable Policy

All accounts receivable are due thirty (30) days from the date billed. If the funds are not received within thirty (30) days the customer is contacted to arrange payment. The Company uses the allowance method to account for uncollectable accounts receivable. All accounts were considered collectable at period end and no allowance for bad debts was considered necessary.

Inventory

The Company does not own inventory.  Parts are supplied to the Company without charge by the manufacturers of the electrical appliance for use in making the warranty repairs as needed. Any unused parts are considered to be immaterial as of year-end.

Property and Equipment

The Company does not own any property or equipment.  Service Team rents on a month to month basis 1,200 square feet of office space in a building at 18482 Park Villa Place, Villa Park California 92861. The building is furnished for no charge by Hallmark Venture Group, a related party. During the year ended August 31, 2012, for two months of rent expense, the Company imputed rent expense of $2,000 due to this related party transaction. The Company rents 550 square feet of shop space at 2986 Fletcher Parkway, Unit C, El Cajon, California 92020. The Company pays a total of $1,500 per month for these spaces. The Company rents warehouse space as needed for $6.00 per month per pallet in a Bonded Customs Warehouse.  The Company leases office furniture, computer equipment, electronic testing equipment and other equipment used for the conduct of its business.  The lease is with Hallmark Venture Group, Inc. at a rate of $100 per month starting August 1, 2011, and is in force until canceled by either party.  Hallmark Venture Group, Inc. is a related party to Service Team Inc.  Our principal executive offices are located at 18482 Park Villa Place, Villa Park, California 92861.

Fair Value of Financial Instruments

The Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820 on June 6, 2011. Under this FASB, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

The Company has various financial instruments that must be measured under the new fair value standard including: cash and debt. The Company currently does not have non-financial assets or non-financial liabilities that are required to be measured at fair value on a recurring basis. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. The fair value of the Company’s cash is based on quoted prices and therefore classified as Level 1.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

Cash, accounts receivable, accounts payable, and accrued expenses reported on the balance sheet are estimated by management to approximate fair market value due to their short term nature.

The following table presents assets that were measured and recognized at fair value as of August 31, 2012 on a recurring basis:

Total
Realized
Description	Level 1	Level 2	Level 3	Loss
	$-	$-	$-	$-
Totals	$-	$-	$-	$-

The following table presents assets that were measured and recognized at fair value as of August 31, 2011 on a recurring basis:

Total
Realized
Description	Level 1	Level 2	Level 3	Loss
	$-	$-	$-	$-
Totals	$-	$-	$-	$-

Income Taxes

In assessing the realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on the level of historical operating results and the uncertainty of the economic conditions, the Company has recorded a full valuation allowance against its deferred tax assets at August 31, 2012 and 2011 where it cannot conclude that it is more likely than not that those assets will be realized.

Revenue Recognition

Service Team Inc.’s business is to repair or replace electrical appliances (mostly televisions), covered by warranties or insurance companies.  The Company currently does business with one warranty insurance company and is soliciting business from several warranty insurance companies and Asian electronic manufacturers.  The Company has a price list of its services that sets forth a menu of charges for various repairs or replacements. We do not do business with individual customers.

When an order is received to repair a television or other electrical appliance from the manufacturer or the warranty insurance company, the customer who owns the television or other electrical appliance is contacted and provided with a questionnaire in order to determine the part required for replacement.  The part is then shipped to the customer’s residence from the Company’s office and the closest of 20,000 labor centers sends a technician to the residence with instructions from the Company on the specific problem requiring attention.  At the completion of the repair, an invoice is prepared itemizing the parts used and fixed labor rate costs billed by the labor center to the Company.  The invoice is entered into our accounting system and is recognized as revenue at that time. Our invoice is paid by the warranty insurance companies.  We do not take title to the product at any point during this process.

As described above, in accordance with the requirements of ASC 605-10-599, the Company recognizes revenue when (1) persuasive evidence of an arrangement exists (contracts); (2) delivery has occurred; (3) the seller’s price is fixed or determinable (per the customer’s contract); and (4) collectability is reasonably assured (based upon our credit policy).

Concentrations

At the present time, Service Team Inc. has one customer, the Warrantech division of AmTrust Financial Services, Inc, represents all of our sales.  Accounts receivable as of August 31, 2012 and 2011, were $0 and $6,450, respectively, all from AmTrust Financial Services, Inc. The Company anticipates obtaining additional business from its other customers that will reduce the Company’s dependency on Warrantech.

Lease Commitments

Company terminated its lease on the property on June 1, 2012, by paying a cancellation fee of $22,185.  The Company currently receives office space free of charge, and without lease commitment, through its relationship with Hallmark Venture Groups; rent expense is imputed at a rate of $1,000 per month for this office space.

Share Based Expenses

The Company accounts for the issuance of equity instruments to acquire goods and/or services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more readily determinable. The Company's accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of standards issued by the FASB. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Stock Based Compensation

In December of 2004, the FASB issued a standard which applies to transactions in which an entity exchanges its equity instruments for goods or services and also applies to liabilities an entity may incur for goods or services that are based on the fair value of those equity instruments. For any unvested portion of previously issued and outstanding awards, compensation expense is required to be recorded based on the previously disclosed methodology and amounts. Prior periods presented are not required to be restated. We adopted the standard as of inception.  The Company has not issued any stock options to its Board of Directors and officers as compensation for their services.  If options are granted, they will be accounted for at a fair value as required by the FASB ASC 718.

Development Stage Company

The Company is considered a development-stage company, with limited operating revenues during the periods presented, as defined by the FASB. The FASB requires companies to report their operations, shareholders deficit and cash flows since inception through the date that revenues are generated from management’s intended operations, among other things. Management has defined inception as June 6, 2011. Since inception, the Company has incurred losses of $374,554. The Company’s working capital has been primarily generated through the sales of common stock. Management has provided financial data since June 6, 2011, “Inception”, in the financial statements.  An entity remains in the development stage until such a time as, among other factors, significant revenues have been realized.  To date, the development stage of the Company’s operations consist of developing the business model, marketing concepts and beginning sales efforts.

Net Loss Per Share

The Company adopted the standard issued by the FASB, which requires presentation of basic earnings or loss per share and diluted earnings or loss per share. Basic income (loss) per share (“Basic EPS”) is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share (“Diluted EPS”) are similarly calculated using the treasury stock method except that the denominator is increased to reflect the potential dilution that would occur if dilutive securities at the end of the applicable period were exercised. As of August 31, 2012 and 2011, because the Company does not have any potentially dilutive securities, the accompanying presentation is only of basic loss per share.

Recent Accounting Pronouncements

In December 2011, FASB issued Accounting Standards Update (“ASU”) 2011-11, Balance Sheet - Disclosures about Offsetting Assets and Liabilities” to enhance disclosure requirements relating to the offsetting of assets and liabilities on an entity's balance sheet. The update requires enhanced disclosures regarding assets and liabilities that are presented net or gross in the statement of financial position when the right of offset exists, or that are subject to an enforceable master netting arrangement. The new disclosure requirements relating to this update are retrospective and effective for annual and interim periods beginning on or after January 1, 2013. The update only requires additional disclosures, as such, we do not expect that the adoption of this standard will have a material impact on our results of operations, cash flows or financial condition.

In September 2011, FASB issued ASU No. 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment. The guidance in ASU 2011-08 is intended to reduce complexity and costs by allowing an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. The amendments also improve previous guidance by expanding upon the examples of events and circumstances that an entity should consider between annual impairment tests in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Also, the amendments improve the examples of events and circumstances that an entity having a reporting unit with a zero or negative carrying amount should consider in determining whether to measure an impairment loss, if any, under the second step of the goodwill impairment test. The amendments in this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income,” which is effective for annual reporting periods beginning after December 15, 2011. ASU 2011-05 will become effective for the Company on October 1, 2012. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In addition, items of other comprehensive income that are reclassified to profit or loss are required to be presented separately on the face of the financial statements. This guidance is intended to increase the prominence of other comprehensive income in financial statements by requiring that such amounts be presented either in a single continuous statement of income and comprehensive income or separately in consecutive statements of income and comprehensive income. The adoption of ASU 2011-05 is not expected to have a material impact on our financial position or results of operations.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs,” which is effective for annual reporting periods beginning after December 15, 2011. This guidance amends certain accounting and disclosure requirements related to fair value measurements. Additional disclosure requirements in the update include: (1) for Level 3 fair value measurements, quantitative information about unobservable inputs used, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements to changes in the unobservable inputs; (2) for an entity’s use of a nonfinancial asset that is different from the asset’s highest and best use, the reason for the difference; (3) for financial instruments not measured at fair value but for which disclosure of fair value is required, the fair value hierarchy level in which the fair value measurements were determined; and (4) the disclosure of all transfers between Level 1 and Level 2 of the fair value hierarchy. ASU 2011-04 will become effective for the Company on October 1, 2012. We are currently evaluating ASU 2011-04 and have not yet determined the impact that adoption will have on our financial statements.

In April 2011, the FASB issued ASU 2011-02, “Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring.” This amendment explains which modifications constitute troubled debt restructurings (“TDR”). Under the new guidance, the definition of a troubled debt restructuring remains essentially unchanged, and for a loan modification to be considered a TDR, certain basic criteria must still be met. For public companies, the new guidance is effective for interim and annual periods beginning on or after June 15, 2011, and applies retrospectively to restructuring occurring on or after the beginning of the fiscal year of adoption. The adoption of this ASU did not have a material impact on our financial statements.

NOTE 3 – CAPITAL STOCK

The Company’s authorized capital is 74,000,000 common shares with a par value of $0.001 per share and 100,000 preferred shares with a par value of $0.001 per share.

On June 6, 2011, the Company issued 6,000,000 shares of common stock in the Company at $0.001 per share to Hallmark Venture Group, Inc., a related party, in exchange for $6,000 cash.

On December 14, 2011, the Company issued 500,000 shares of common stock in the Company, at $0.001 per share to Carlos Arreola, President of the Company, a related party, in exchange for $500 cash.  As a result of this transaction, $49,500 in additional stock based compensation expense was recognized as substantially all other sales of common stock were valued at $0.10 per share.

On December 14, 2011, the Company issued 100,000 shares of common stock in the Company, at $0.001 per share to Douglas Dungee, Assistant Vice President of the Company, a related party, in exchange for $100 cash.  As a result of this transaction, $9,900 in additional stock based compensation expense was recognized as substantially all other sales of common stock were valued at $0.10 per share.

On August 22, 2012, the Company issued 50,000 shares of common stock in the Company, at $0.001 per share Gary Bryant, in exchange for $50 cash.  As a result of this transaction, $4,950 in additional stock based compensation expense was recognized as substantially all other sales of common stock were valued at $0.10 per share.

During the 12 months ended August 31, 2012, the Company issued 380,000 shares of common stock in the Company, at $0.001 per share, to three accredited investors who were not related parties, in exchange for $380 cash.  As a result of these transactions, $37,620 in additional stock based compensation expense was recognized as substantially all other sales of common stock were valued at $0.10 per share.

During the 12 months ended August 31, 2012, the Company issued 677,500 shares of common stock in the Company to various non-related party, accredited investors, in exchange for $139,075 cash and $28,700 in subscriptions receivable.

From June 6, 2011 through August 31, 2012, no preferred shares have been issued.

From June 6, 2011 through August 31, 2012, the Company has not granted any stock options.

NOTE 4 – RELATED PARTY TRANSACTIONS

On July 25, 2011, the Company entered into a lease agreement with Hallmark Venture Group, Inc. to lease furniture, office equipment, computers, work benches, test equipment, telephones and miscellaneous equipment and tools used to repair televisions and electrical appliances.  The lease calls for a payment of $100 a month for three years payable to Hallmark Venture Group, Inc., effective August 1, 2011.  Robert L. Cashman, Vice President and Secretary of the Company, is the beneficial owner of Hallmark Venture Group, Inc.  This is considered to be an operating lease for reporting purposes.

During the period from June 6, 2011 to August 31, 2011, the Company received $31,667 in contributed capital from Hallmark Venture Group, Inc.

During the period from June 6, 2011 to August 31, 2012, $106,764, in non-interest bearing loans have been advanced to the Company from Hallmark Venture Group, Inc. The loans are non-interest bearing; therefore, the Company imputed interest of $7,409, charging interest expense with that amount and increasing Additional Paid in Capital.  The loans from Hallmark Venture Group, Inc. are for general operating costs and are to be repaid as funds are available. Hallmark Venture Group, Inc. and its beneficial owner, Robert L. Cashman, is Secretary and Director and controlling shareholder of the Company.

On June 6, 2011, the Company issued 6,000,000 shares of common stock in the Company at $0.001 per share to Hallmark Venture Group, Inc., a related party, in exchange for $6,000 cash.

During the period from June 1, 2012 through August 31, 2012, the Company recorded imputed rent expense of $2,000 for the use of the building at 18482 Park Villa Place, Villa Park California 92861 furnished at no charge by Hallmark Venture Group, a related party.

On December 14, 2011, the Company issued 500,000 shares of common stock in the Company, at $0.001 per share to Carlos Arreola, President of the Company, a related party, in exchange for $500 cash.  As a result of this transaction, $49,500 in additional stock based compensation expense was recognized as substantially all other sales of common stock were valued at $0.10 per share.

On December 14, 2011, the Company issued 100,000 shares of common stock in the Company, at $0.001 per share to Douglas Dungee, Assistant Vice President of the Company, a related party, in exchange for $100 cash.  As a result of this transaction, $9,900 in additional stock based compensation expense was recognized as substantially all other sales of common stock were valued at $0.10 per share.

NOTE 5 – INCOME TAXES

The Company accounts for income taxes under standards issued by the FASB. Under those standards, deferred tax assets and liabilities are recognized for future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be realized through future operations.

No provision for federal income taxes has been recorded due to the net operating loss carry forwards totaling approximately $314,172 as of August 31, 2012 that will be offset against future taxable income.  The available net operating loss carry forwards of approximately $314,172 will expire in various years through 2031. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the future tax loss carry forwards.

Deferred tax asset and the valuation account are as follows:

	August 31, 2012	August 31, 2011
Deferred tax asset:
NOL carry forward	$106,818	$17,339
Valuation allowance	(106,818)	(17,339)
Total:	-	-

The components of income tax expense are as follows:

	August 31, 2012	August 31, 2011
Current federal tax	$-	$-
Current state tax	-	-
Change in NOL benefit	106,818	17,339
Change in valuation allowance	(106,818)	(17,339)
Total:	$-	-

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Litigation

Orbital Enterprises, Inc. and Robert N. Meyer, an individual, vs. Robert L. Cashman, an individual, Carlos Arreola, an individual, Hallmark Venture Group, Inc., Service Team Inc., a California corporation, et. al.  Superior Court, State of California, County of San Diego (Central), Case No. 37-2012-00101746-CU-BT-CTL.

The parties to this action were affiliated in business together doing business as Orbital Enterprises, Inc.  Orbital Enterprises, Inc. became insolvent and discontinued business operations.    Meyer, the controlling shareholder, retained Orbital Enterprises, Inc. and Cashman and Arreola started what is now Service Team Inc.   Meyer does business as Orbital Enterprises, Inc. and Orbital Laboratories, Inc. and Cashman and Arreola do business as Service Team Inc.  The parties separated amicably.

Approximately six months later the action referred to herein was filed against the defendants alleging:  (a) breach of fiduciary duty, (b) claim and delivery, (c) interference with economic advantage and (d) two claims for indemnification.

The defendants filed a motion to dismiss as their initial pleading.  The motion was heard and the court gave the parties until March 16, 2013, to correct the pleadings and for Orbital Enterprises, Inc. (whose authority to do business in California is suspended and its corporate charter in Nevada is revoked) to correct its corporate status in Nevada and California.  The case has been abated until March 16, 2013.  Counsel for the defendants believes that the action is frivolous and without merit, and that it will be dismissed.

Operating Leases

On July 25, 2011, the Company entered into a lease agreement with Hallmark Venture Group, Inc. to lease furniture, office equipment, computers, work benches, test equipment, telephones and miscellaneous equipment and tools used to repair televisions and electrical appliances.  The lease calls for a payment of $100 a month for three years payable to Hallmark Venture Group, Inc., effective August 1, 2011.  Robert L. Cashman, Vice President and Secretary of the Company,  is the beneficial owner of Hallmark Venture Group, Inc.  This is considered to be an operating lease for reporting purposes.

The minimum lease payments required over the next five years is shown below.

Minimum Lease Payments

2013	$1,200
2014	1,100
2015	-
2016	-
2017	-
$2,300

The Company previously leased space at 7111 Engineer Road, San Diego, California.  The Company terminated its lease on the property on June 1, 2012, by paying a cancellation fee of $22,185.

NOTE 7 – SUBSEQUENT EVENTS

On September 9, 2012 the Company’s common stock was quoted on the OTC-BB with the symbol SVTE.

Possible Security Violation

Certain private placements of our shares after the initial filing date of our S-1 Registration (11/27/11) placed the legal basis for offering the private placement shares into question.  We have offered these private placement shareholders rescission of their private placement purchases.  Our rescission offer covers thirty four shareholders for a total of 957,500 shares originally sold for $95,750.  We have reserved cash for the rescission offer which reduces our working capital and increases our dependence on the proceeds of the shares being offered by this prospectus.

PART II

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	$682
Accounting Fees and Expenses	$8,000
Legal Fees and Expenses	$8,000
Transfer Agent Fees and Expenses	$2,500
Printing	$8,818
Total	$30,000

Item 14. Indemnification of Directors and Officers

We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Nevada General Corporation law.  Nevada law provides that the directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities.

•	For any breech of their duty for loyalty to us or our security holders;
•	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	For unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the Nevada General Corporation law; or,
•	For any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Nevada General Corporation law, if our Board of Directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws).

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 15.  Recent Sales of Unregistered Securities

	# of Shares	Price per Share	Date Sold
Hallmark Venture Group, Inc.	6,000,000	$0.001	6-15-2011
Carlos Arreola	500,000	$0.001	12-14-2011
Douglas K. Dungee	100,000	$0.001	12-14-2011
Gary Bryant	50,000	$0.001	12-14-2011
Howard Nunn	100,000	$0.001	12-14-2011
Total @ $0.001	6,750,000

H.A. Kurshenbaum	6,000	$0.10	12-14-2011
Kolanowski Trust	40,000	$0.10	12-14-2011
Maura Marquez	8,000	$0.10	12-14-2011
Felix Marquez	5,000	$0.10	12-14-2011
Robert Gonzales	14,000	$0.10	12-14-2011
John Hardy	10,000	$0.10	9-16-2011
Robert Gonzales	4,500	$0.10	9-15-2011
Albert Martinez	4,000	$0.10	9-15-2011
Howard Nunn, Jr.	100,000	$0.10	9-27-2011
Penelope Bethel	130,000	$0.10	10-11-2011
Steven Nemetz	32,000	$0.10	10-14-2011
Richard Lee Faulk	6,000	$0.10	11-18-2011
Mark Marshall	4,000	$0.10	12-18-2011
Clark Murphy	30,000	$0.10	12-23-2011
Nadine Murphy	56,000	$0.10	12-23-2011
Van Burkleo Trust	10,000	$0.10	1-12-2012
Penelope Bethel	30,000	$0.10	1-21-2012
Chris Harvard	4,000	$0.10	1-26-2012
Michelle Marquez	20,000	$0.10	1-29-2012
Barbara Piedmont	10,000	$0.10	1-31-2012
Patricia Morgan	6,000	$0.10	2-27-2012
Patricia Morgan	16,000	$0.10	2-29-2012
Harry Wetzler	30,000	$0.10	3-1-2012
Carol Miller	15,000	$0.10	3-2-2012
Clyde Patty	210,000	$0.10	3-2-2012
Howard Nunn, Jr.	15,000	$0.10	3-4-2012
Betty Taylor	40,000	$0.10	4-4-2012
Alan A. Marquez	1,000	$0.10	4-27-2012
Larry Zimmermann	40,000	$0.10	6-19-2012
Jonathan Deutsch	1,000	$0.10	5-11-2012
Jeff Meyer	2,000	$0.10	5-11-2012
Douglas Sanderlin	10,000	$0.10	6-13-2012
H.A. Kurshenbaum	4,000	$0.10	5-21-2012
Kolanowski Trust	40,000	$0.10	6-1-2012
Total @ $0.10 per share	957,500

The Company relied upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 for the above transactions in that the shares were offered and sold without general solicitation or advertizing to persons well known to affiliates of the Company who were given access to all material information regarding the Company at its then current state of development.  The foregoing notwithstanding, certain private placements of our shares after the initial filing date of our S-1 Registration (11/27/11) placed the legal basis for offering the private placement shares into question.  We have offered these private placement shareholders rescission of their private placement purchases.  Our rescission offer covers thirty four shareholders for a total of 957,500 shares originally sold for $95,750.

Item 16.  Exhibits and Financial Statement Schedules

3.1	Articles of Incorporation (1)

3.2	Bylaws (1)

4.1	Specimen Common Stock certificate (1)

4.2	Form of Subscription Agreement (1)

5.1	Legal Opinion (2)

10.1	Equipment Lease Agreement (1)

10.2	Agreement between Service Power Inc. and Service Team inc (2)

23.1	Consent of M&K CPAS, PLLC *

23.2.	Consent of Dennis Brovarone, Esq, (included in Exhibit 5.1) (2)

* Filed herein
(1) Filed as an Exhibit to the Service Team Inc. registration statement on Form S- 1/A (File No 333-178210)
(2) Filed as an Exhibit to the Service Team Inc. registration statement on Form S- 1 (File No 333-184258)
.

Item 17.     Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)  That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized in the city of Villa Park, state of California on December 18, 2012 .

SERVICE TEAM INC.

By:	/s/ Carlos Arreola
Carlos Arreola, President, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Carlos Arreola	Dated:	December 18, 2012
Carlos Arreola, President, Chief Executive Officer

By:	/s/ Robert L. Cashman	Dated:	December 18, 2012
Robert L. Cashman, Secretary,Chief Financial Officer and Principal Accounting Officer